Exhibit 99.1

Press Contact:

Courtney Brigham

Spansion, Inc.

+1-408-616-5056

Investor Contact:

Ken Tinsley

Spansion, Inc.

+1-408-616-7837

Spansion and Samsung Settle Patent Litigation Lawsuit:

$70 Million Cash Settlement

SUNNYVALE, Calif., April 7, 2009 – Spansion Inc. (NASDAQ: SPSN), the world’s largest pure-play provider of Flash memory solutions, today announced that it has settled its patent litigation lawsuits with Samsung Electronics. As part of the settlement, Samsung will pay Spansion $70 million and Spansion and Samsung Electronics Company have exchanged rights in their patent portfolios in the form of licenses and covenants subject to a confidential settlement agreement. The settlement ends the patent disputes between the two companies and is a significant step forward in Spansion’s reorganization process, demonstrating the company’s intense focus on improving its financial position in the current economic climate.

“Spansion is a technology innovator in Flash memory with valuable IP and this agreement is a significant milestone in the company’s strategy to further develop its IP licensing business,” said John Kispert, Spansion President and CEO. “In addition, the agreement strengthens our cash position to help Spansion emerge from the Chapter 11 process a stronger and more focused company.”

Flash memory, which retains data in devices when the power is turned off, is found in virtually all electronic devices, forms the foundation of the world’s mp3 players, cell phones, digital cameras and other consumer electronic devices and is one of the largest segments of the semiconductor industry, with over $130 billion in total revenues since 2000, according to data from Worldwide Semiconductor Trade Statistics, Inc.

Due to Spansion’s recent Chapter 11 filing, the agreement is subject to approval by the bankruptcy court. The agreement is contingent upon the dismissal of the claims and the satisfaction of certain conditions including bankruptcy court approval.

In November 2008, Spansion filed two separate patent infringement complaints against Samsung with the International Trade Commission and in the U.S. District Court in Delaware. As part of the complaints, Spansion was seeking the exclusion from the U.S. market of mp3 players, cell phones, digital cameras and other consumer electronic devices containing Samsung’s flash memory components. The complaint in the U.S. District Court in Delaware also sought an injunction and treble damages based on Samsung’s sale of flash memory. Samsung counterclaimed in the District Court against Spansion for infringement of its own patents seeking damages and an injunction. On January 28, 2009, Samsung filed a patent infringement complaint in Japan against Spansion Japan Limited seeking both injunctive relief and damages for based upon Japanese patents owned by Samsung. Each of these actions is to be dismissed pursuant to the settlement agreement with neither side admitting liability.

About Spansion

Spansion (NASDAQ: SPSN - News) is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing, selling and licensing Flash memory solutions. For more information, visit http://www.spansion.com.

Spansion(R), the Spansion logo, MirrorBit(R), MirrorBit(R) Eclipse(TM), ORNAND(TM), ORNAND2(TM), HD-SIM(TM), Spansion(R) EcoRAM(TM) and combinations thereof, are trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Cautionary Statement

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements. The risks and uncertainties include a decision by the Bankruptcy Court to not approve the proposed settlement agreement. The risks and uncertainties related to the Company’s bankruptcy include: any negative impacts on Spansion’s business, results of operations, financial position or cash management arrangements; the inability to freely deploy its cash resources throughout the company; the negative impact on relationships with employees, customers, suppliers and contract manufacturers and other stakeholders; the adequacy of Spansion’s cash on hand to fund its ongoing operations or ability to arrange for sufficient DIP financing during the bankruptcy proceeding; actions or orders taken by the U.S. Bankruptcy Court that may impact Spansion operations; the failure of Spansion to obtain the requisite approvals of affected creditors or the courts for any restructuring plan, or to successfully implement such a plan or obtain sufficient exit financing, if required, within the time granted by any court, leading to the likely liquidation of Spansion’s assets; that Spansion’s common stock could have no value in and following the approval of a restructuring plan and could be cancelled and the impact of the Nasdaq Stock Market initiating the process to delist Spansion’s securities from such exchange. In addition, risks and uncertainties relating to the company’s ability to restructure successfully include Spansion and Spansion Japan’s ability to continue their operations while in their respective Chapter 11 or corporate reorganization proceedings, respectively; the ability to capture anticipated cost savings related to the previously- announced reduction in force and other measures taken by the company; the implementation and success of Spansion’s plan to narrow its focus on profitable business segments and the ability of Spansion to pursue its intellectual property strategy. In addition, the instability of the global economy and tight credit markets could continue to adversely impact Spansion’s business in several respects, including adversely impacting credit quality and insolvency risk of the company and its customers and business partners, including suppliers and distributors; bookings; and reductions and deferrals of demand for Spansion products. In addition, the company urges investors to review in detail the risks and uncertainties discussed in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2008. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.